                                           Exhibit 3

                                           ANNEX A
                                           -------


                   PLAN OF MERGER OF
      SOUTHERN NATIONAL CORPORATION WITH AND INTO
              BB&T FINANCIAL CORPORATION


       PLAN OF MERGER ("Plan of Merger") dated as of
July 29, 1994, by and between SOUTHERN NATIONAL
CORPORATION ("SNC"), a North Carolina corporation having its registered office at 200 West Second Street, Winston-Salem, North Carolina 27101, and BB&T FINANCIAL
CORPORATION ("BB&T"), a North Carolina corporation having its registered office at 223 West Nash Street, Wilson, North Carolina 27893.

                      WITNESSETH
                      ----------

       WHEREAS, the respective Boards of Directors of SNC and BB&T deem the merger of SNC with and into BB&T, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of SNC and BB&T have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated as of even date herewith
("Reorganization Agreement");

       WHEREAS, the Board of Directors of SNC has directed that this Plan of Merger be submitted to the shareholders of SNC; and

       WHEREAS, the Board of Directors of BB&T has directed that this Plan of Merger be submitted to the shareholders of BB&T;

       NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree that the Plan of Merger shall be as follows:


                      ARTICLE I.
                        MERGER

       Subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement, on the Effective Date (as hereinafter defined), SNC shall be merged with and into BB&T, pursuant to the provisions of, and with the effect provided in, Section 55-11-06 of the North Carolina Business Corporation Act (said transaction being hereinafter referred to as the

"Merger"). On the Effective Date, the separate existence of SNC shall cease and BB&T, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall operate under the name "Southern
National Corporation." (BB&T as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation.")


                      ARTICLE II.
         ARTICLES OF INCORPORATION AND BYLAWS

       Upon the Effective Date, the Articles of
Incorporation and the Bylaws of the Surviving
Corporation shall be the Articles of Incorporation and Bylaws of BB&T.


                      ARTICLE III.
            BOARD OF DIRECTORS AND OFFICERS

       1.  From and after the Effective Date, the
directors of the Surviving Corporation, who shall hold office until the expiration of their respective terms or until their successors are duly elected and qualified, shall be the eleven persons designated by the Board of Directors of BB&T and the eleven persons designated by the Board of Directors of SNC pursuant to the Reorganization Agreement, or any persons chosen to replace such designated persons pursuant to the Reorganization Agreement and the Articles of Incorporation and Bylaws of the Surviving Corporation.
The directors of the Surviving Corporation shall be divided into three classes as nearly equal in number as possible, as provided in the Reorganization Agreement.
It is intended by the parties hereto that following the Effective Date John A. Allison IV shall serve as
Chairman of the Board of the Surviving Corporation. If for any reason John A. Allison IV is unavailable to serve as Chairman of the Board of the Surviving
Corporation at the Effective Date, the Chairman of the Board of the Surviving Corporation shall be selected by mutual agreement of the Boards of Directors of BB&T and SNC.

       2.  From and after the Effective Date, the Chief
Executive Officer of the Surviving Corporation shall be John A. Allison IV, to serve until his successor is duly elected and qualified. If for any reason John A.
Allison IV is unavailable to serve as Chief Executive
Officer of the Surviving Corporation at the Effective

Date, the Board of Directors of BB&T and SNC shall mutually agree upon the person to serve as the Chief
Executive Officer of the Surviving Corporation. From and after the Effective Date, Henry G. Williamson, Jr.
shall be the Chief Administrative Officer, John R.
Spruill shall be the Chief Financial Officer, and each of W. Kendall Chalk, Robert E. Greene, Morris D. Marley,
Scott E. Reed and Michael W. Sperry shall be Executive
Vice Presidents of the Surviving Corporation. All other officers of the Surviving Corporation shall be elected by the Board of Directors of the Surviving Corporation.


                      ARTICLE IV.
                        CAPITAL

       1. The designation and number of outstanding shares of capital stock of SNC as of June 30, 1994 was as follows: (a) 43,385,610 shares of common stock, par value $5.00 per share ("SNC Common Stock") and
(b) 770,000 shares of 6-3/4% Cumulative Convertible
Preferred Stock, Series A, $5.00 par value ("SNC Series
A Preferred Stock"). Shares of capital stock of SNC shall be entitled to vote with respect to the Merger as required by North Carolina law. Such number of outstanding shares of SNC Common Stock and SNC Series A
Stock may be changed prior to the Effective Date as a result of the exercise of stock options, the sale of such shares by SNC pursuant to its Dividend Reinvestment
Plan, the conversion of shares of SNC Series A Preferred
Stock, or other rights or upon the repurchase by SNC of shares of SNC Common Stock. The number of outstanding shares of Preferred Stock may be changed prior to the Effective Date as a result of the conversion of such shares into shares of SNC Common Stock or upon the repurchase by SNC of such shares.

       2. The designation and number of outstanding shares of capital stock of BB&T as of June 30, 1994 was as follows: (a) 36,271,016 shares of common stock, par value $2.50 per share ("BB&T Common Stock" until the Effective Date and "Surviving Corporation Common Stock" from and after the Effective Date); and (b) no shares of Preferred Stock. Each share of BB&T Common Stock is entitled to vote with respect to the Merger. Such number of outstanding shares of BB&T Common Stock may be changed prior to the Effective Date as a result of the exercise of stock options or other rights, the sale of such shares by BB&T pursuant to its Dividend
Reinvestment Plan the issuance of shares pursuant to its pending acquisition of Commerce Bank, or upon the repurchase by BB&T of such shares.

       3. The shares of capital stock of BB&T issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding capital stock of the Surviving Corporation.


                      ARTICLE V.
            CONVERSION AND EXCHANGE OF SNC
          SHARES; FRACTIONAL SHARE INTERESTS

       1.  On the Effective Date, each share of SNC
Common Stock outstanding immediately prior to the Effective Date (except as provided in Paragraphs 4, 8, and 9 of this Article) shall by virtue of the Merger be converted into 1.0 share of Surviving Corporation Common
Stock and shall no longer be shares of common stock of SNC.

       2.  On the Effective Date, each share of BB&T
Common Stock outstanding immediately prior to the Effective Date shall by virtue of the Merger be converted into 1.45 shares of Surviving Corporation
Common Stock.

       3.  On the Effective Date, each share of SNC
Series A Preferred Stock outstanding immediately prior to the Effective Date shall be converted into one share of Surviving Corporation Series A Preferred Stock, designated as "6 3/4% Cumulative Convertible Preferred
Stock, Series A," with the same terms, designations, preferences, limitations, privileges, and relative rights as the SNC Series A Preferred Stock.

       4.  On the Effective Date, all shares of SNC
Common Stock or SNC Series A Preferred Stock authorized but unissued shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

       5. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of SNC Common Stock or SNC Series A Preferred Stock (any such certificate being hereinafter referred to as a "SNC Certificate") may surrender the same to the Surviving Corporation or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of Surviving Corporation Common Stock or

Surviving Corporation Series A Preferred Stock to which such holder is entitled as provided herein. Until so surrendered, each SNC Certificate shall be deemed for all purposes to evidence ownership of the number of shares of Surviving Corporation Common Stock or
Surviving Corporation Series A Preferred Stock into which the shares represented by such SNC Certificates have been changed or converted as aforesaid. SNC
Certificates surrendered for exchange by any person who is an "affiliate" of SNC for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Surviving Corporation Common Stock or Surviving
Corporation Series A Preferred Stock until the Surviving
Corporation has received the written agreement of such person contemplated by Section 4.12 of the Reorganization Agreement. If any certificate for shares of Surviving Corporation Common Stock or Surviving
Corporation Series A Preferred Stock is to be issued in a name other than that in which a SNC Certificate surrendered for exchange is issued, the SNC Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the SNC Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Surviving Corporation or its agent that such taxes are not payable.

       6. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of BB&T Common Stock
(any such certificate being hereinafter referred to as a "BB&T Certificate") may surrender the same to the Surviving Corporation or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of whole shares of Surviving
Corporation Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash in lieu of a fractional share, without interest, to which such holder is entitled. Until so surrendered, each BB&T Certificate shall be deemed for all purposes to evidence ownership of the number of whole shares of Surviving Corporation
Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. If any certificate for shares of Surviving
Common Stock is to be issued in a name other than that in which a BB&T Certificate surrendered for exchange is issued, the BB&T Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the BB&T Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Surviving Corporation or its agent that such taxes are not payable.

       7. Upon the Effective Date, the stock transfer books of SNC shall be closed and no transfer of SNC
Common Stock or SNC Series A Preferred Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation or its agent nor any party to the Merger shall be liable to a holder of SNC Common Stock or SNC Series A Preferred Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

       8.  No conversion under Paragraph 1 of this
Article V shall be made in respect of any share of SNC
Common Stock or SNC Series A Preferred Stock as to which an SNC shareholder has, or BB&T Common Stock as to which a BB&T shareholder has, elected to exercise dissenters' rights pursuant to Section 55-13-02 of the North
Carolina Business Corporation Act, as amended, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

       9.  In the event that during the period
commencing on the date hereof and ending on the Effective Date, the outstanding shares of BB&T Common
Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend
(other than pursuant to the Dividend Reinvestment Plan), stock split or other like changes in BB&T's capitalization, all without BB&T's receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Surviving Corporation Common Stock to be thereafter delivered to SNC and BB&T shareholders pursuant to this Plan of Merger.

       10. Notwithstanding any other provision hereof, each holder of shares of BB&T Common Stock who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all BB&T Certificates delivered by such holder) shall receive, in lieu thereof, upon presentation of such BB&T Certificates, cash in an amount equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by the market value of such Surviving Corporation Common Stock.
 The market value of one share of Surviving Corporation
Common Stock on the Effective Date shall be the closing price of BB&T Common Stock as reported by the National
Market System of the National Association of Securities
Dealers' Automated Quotation System on the last business day preceding such date (or, if no such price is reported on such date, on the next preceding business day when such price is reported). No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

       11. On the Effective Date, SNC's obligations with respect to stock options granted under its stock option plans shall be assumed by the Surviving Corporation and each stock option outstanding under such plans shall become the right to receive, upon payment of the exercise price, a number of shares of Surviving
Corporation Common Stock equal to the number of shares of SNC Common Stock covered by such options; provided, however, that in respect of any stock option which is an "incentive stock option" within the meaning of Section
422 of the Internal Revenue Code of 1986, as amended
("Code"), the conversion hereinabove provided for shall comply with the requirements of Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted.

       12. On the Effective Date, options to purchase shares of BB&T Common Stock issued pursuant to BB&T's stock option plans shall be converted and exchanged, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted exercise price (which shall equal the exercise price per share for the options immediately prior to the Merger, divided by the Exchange Ratio in Article V, paragraph
2), the number of shares of BB&T Common Stock the option holder would have received pursuant to the Merger if he or she had exercised his or her options immediately prior thereto; provided, however, that in respect of any stock option which is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), the conversion hereinabove provided for shall comply with the requirements of

Section 424(a) of the Code, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted.

                      ARTICLE VI.
             EFFECTIVE DATE OF THE MERGER

       Articles of Merger evidencing the transactions contemplated herein shall be delivered to the North Carolina Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such Articles of Merger (such date and time being herein referred to as the "Effective Date").


                      ARTICLE VII.
                  FURTHER ASSURANCES

       If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of SNC, or otherwise carry out the provisions hereof, the proper officers and directors of SNC, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of SNC, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.


                     ARTICLE VIII.
                 CONDITIONS PRECEDENT

       The obligations of BB&T and SNC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.


                      ARTICLE IX.
                      TERMINATION

       Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of SNC and BB&T, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement. If the Reorganization Agreement is terminated, then this Plan of Merger shall terminate.


                      ARTICLE X.
                     MISCELLANEOUS

       1.  This Plan of Merger may be amended or
supplemented at any time prior to its Effective Date by mutual agreement of BB&T and SNC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

       2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

       3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

       4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent Federal law may be applicable.